Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

News Media Contact:	Investor Relations Contact:
David E. Pendery	Andy Schulz
IHS Inc.	IHS Inc.
+1 303 397 2468	+1 303 397 2969
david.pendery@ihs.com	andy.schulz@ihs.com

IHS Inc. Reports Strong Third Quarter 2009 Results

Reports Record Revenue and Adjusted EBITDA

Reports Record EPS of $0.54 and Adjusted EPS of $0.66

ENGLEWOOD, Colo. (September 17, 2009) — IHS Inc. (NYSE: IHS), a leading global source of critical information and insight, today reported strong results for the third quarter ended August 31, 2009. Revenue for the third quarter of 2009 totaled $239 million, a 15 percent increase over third quarter 2008 revenue of $207 million. Net income for the third quarter of 2009 was $34.7 million, or $0.54 per diluted share, compared to third quarter 2008 net income of $21.0 million, or $0.33 per diluted share. The company’s reported third quarter 2009 revenue and net income figures were the highest such quarterly amounts in its history.

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) totaled $70.8 million for the third quarter of 2009, up 24 percent from $57.2 million in the third quarter of 2008. Adjusted earnings per diluted share were $0.66 for the third quarter of 2009, an increase of 18 percent over the prior-year period. The company’s reported third quarter 2009 Adjusted EBITDA and adjusted earnings per diluted share figures were the highest such quarterly amounts in its history. Adjusted EBITDA and adjusted earnings per share are non-GAAP (Generally Accepted Accounting Principles) financial measures used by management to measure operating performance. Please see the end of this release for more information about these non-GAAP measures.

“Strong operational execution helped generate solid financial results despite the overall economic environment,” said Jerre Stead, IHS chairman and chief executive officer. “With the acquisition of Environmental Support Solutions, we continue building our Environment domain offerings which represent exciting prospects for our future growth.”

Third Quarter 2009 Details

Revenue for the third quarter of 2009 totaled $239 million, a $32 million, or 15 percent, increase over the prior year. Organic revenue growth in the third quarter of 2009 was two percent overall and nine percent for the subscription-based portion of the business, which represented 80 percent of total revenue. Acquisitions contributed 17 percent of the increase.  Foreign currency movements decreased revenue by four percent compared to last year’s third quarter. The company continued to grow its business overall and in all three regions. The Americas (North and South America) segment increased its revenue during the third quarter by $18.7 million, or 15 percent, to $148 million. The EMEA (Europe, Middle East and Africa) segment grew its third quarter revenue by $7.9 million, or 12 percent, to $72.6 million. The APAC (Asia Pacific) segment’s revenue was up $5.4 million, or 39 percent, to $19.2 million.

Adjusted EBITDA for the third quarter of 2009 was $70.8 million, up $13.6 million, or 24 percent, over the prior-year period. Operating income increased $22.1 million year-over-year to $46.2 million, although the third quarter of 2008 included a $12.5 million restructuring charge. Americas’ operating income increased $11.4 million, or 31 percent, to $48.5 million (up 13 percent before the restructuring charge). EMEA’s operating income was up $8.1 million, or 128 percent, to $14.4 million (up 14 percent before the restructuring charge). APAC’s operating income grew $2.1 million, or 50 percent, to $6.3 million.

Year-to-Date 2009

Revenue for the nine months ended August 31, 2009, totaled $710 million, up $97 million, or 16 percent, over the prior-year total. Year-to-date 2009 organic revenue growth was four percent overall and ten percent for the subscription-based portion of the business.  Acquisitions added 18 percent.  Foreign exchange movements offset the above by six percent year to date. The Americas segment grew its revenue during the first nine months of 2009 by $68.3 million, or 18 percent, to $445 million. The EMEA segment increased its year-to-date 2009 revenue by $14.0 million, or seven percent, to $209 million. The APAC segment increased its revenue by $14.4 million, or 34 percent, to $56.4 million, during the first nine months of 2008.

Adjusted EBITDA for the nine months ended August 31, 2009, totaled $201 million, up $39.5 million, or 24 percent. Operating income increased $38.2 million, or 43 percent, year-over-year to $126 million, in part due to the inclusion of a $12.5 million restructuring charge in the third quarter of 2008. Americas’ operating income was $140 million, up $25.1 million, or 22 percent, over the prior-year period (up 16 percent before the restructuring charge). EMEA grew its year-to-date 2009 operating income to $40.9 million, up $12.2 million, or 43 percent, during the first nine months of 2008 (up 17 percent before the restructuring charge). APAC’s operating income was $17.8 million, an increase of $5.8 million, or 49 percent, over last year.

Net income for the nine months ended August 31, 2009 increased 43 percent to $93.8 million, or $1.47 per diluted share, compared to prior-year net income of $65.7 million, or $1.04 per diluted share.

Cash Flows

IHS generated $173 million of cash flow from operations during the nine months ended August 31, 2009, as compared to last year’s $138 million.

Balance Sheet

IHS ended third quarter 2009 with $118 million of cash and cash equivalents, and $77 million of debt.

“We are pleased with our continued profit growth and cash flow generation,” stated Michael J. Sullivan, IHS executive vice president and chief financial officer.  “We will continue to manage our expenses carefully while looking for optimal ways to deploy our capital.”

Share Repurchase Program

During the third quarter of 2009, IHS withheld 41,198 shares valued at $2.0 million to fund employee statutory withholding tax requirements stemming from employee equity awards. As shares vest and tax withholdings come due, IHS withholds enough shares in treasury to cover the tax liability and make a payment to the tax authority out of corporate cash.

Outlook (forward-looking statement)

For the year ending November 30, 2009, we expect:

•                  All-in revenue growth of 14 to 15 percent from a 2008 base of $844 million;

•                  All-in adjusted EBITDA growth of 22 to 24 percent from a 2008 base of $225 million;

•                  Depreciation and amortization expense to be in the range of $50-52 million;

•                  Net interest expense to approximate $1-2 million;

•                  Stock-based compensation expense to be in the range of $56-58 million;

•                  Effective tax rate to be approximately 28 to 29 percent; and

•                  Weighted average diluted shares to be approximately 64 million.

For the year ending November 30, 2010, we expect all-in revenue in a range of $1.04 billion to $1.08 billion and adjusted EBITDA in a range of $312 million to $324 million. IHS expects to provide full 2010 guidance in December 2009.

This above outlook includes acquisitions to date and assumes constant currencies and no further acquisitions, restructurings or unanticipated events. See discussion of adjusted EBITDA and non-GAAP financial measures at the end of this release.

As previously announced, IHS will hold a conference call to discuss third quarter and year-to-date 2009 results on September 17, 2009, at 3:00 p.m. MDT (5:00 p.m. EDT). The conference call will be simultaneously webcast on the company’s website: www.ihs.com.

Use of Non-GAAP Financial Measures

Non-GAAP results are presented only as a supplement to the financial statements based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of our financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures, such as adjusted EBITDA and adjusted earnings per diluted share, are provided within the schedules attached to this release.

EBITDA is defined as net income plus or minus net interest plus income taxes, depreciation and amortization. Adjusted EBITDA includes our share of adjusted EBITDA from an unconsolidated joint venture and excludes non-cash items, gains and losses on sales of assets and investments and other items that management does not utilize in assessing our operating performance (as further described in the attached financial schedules). Adjusted earnings per diluted share exclude similar non-cash items as adjusted EBITDA. None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

Management uses these non-GAAP measures in its operational and financial decision-making, believing that it is useful to eliminate certain items in order to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. As a result, internal management reports used during monthly operating reviews feature the adjusted EBITDA and adjusted earnings per diluted share metrics. Management also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. EBITDA, adjusted EBITDA, and adjusted earnings per diluted share are also used by research analysts, investment bankers and lenders to assess our operating performance. For example, a measure similar to EBITDA is required by the lenders under our credit facility.

Because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly-titled measures of other companies. However, these measures can still be useful in evaluating our performance against our peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures. For example, a company with greater GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales. Likewise, eliminating the effects of interest income and expense moderates the impact of a company’s capital structure on its performance.

All of the items included in the reconciliation from net income to adjusted EBITDA are either (i) non-cash items (e.g., depreciation and amortization) or (ii) items that management does not consider to be useful in assessing our operating performance

(e.g., income taxes and gain on sale of assets). In the case of the non-cash items, management believes that investors can better assess our operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect our ability to generate free cash flow or invest in our business. For example, by eliminating depreciation and amortization from EBITDA, users can compare operating performance without regard to different accounting determinations such as useful life. In the case of the other items, management believes that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

IHS Forward-Looking Statements:

This release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such statements may include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance. Forward-looking statements are generally identified by the words “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan” and similar expressions. Although IHS and its management believe that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties—many of which are difficult to predict and generally beyond the control of IHS—that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified by IHS from time to time in its public filings. Other than as required by applicable law, IHS does not undertake any obligation to update or revise any forward-looking information or statements. Please consult our public filings at www.sec.gov or www.ihs.com.

About IHS Inc. (www.ihs.com)

IHS (NYSE: IHS) is a leading global source of critical information and insight, dedicated to providing the most complete and trusted data and expertise. IHS product and service solutions span four areas of information that encompass the most important concerns facing global business today: Energy, Product Lifecycle, Security and Environment, all supported by Macroeconomics. By focusing on customers first, IHS enables innovative and successful decision-making for customers ranging from governments and multinational companies to smaller companies and technical professionals in more than 180 countries. IHS is celebrating its 50th anniversary in 2009 and employs approximately 4,000 people in 20 countries.

IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners. Copyright © 2009 IHS Inc. All rights reserved.

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IHS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share amounts)

	August 31,	November 30,
	2009	2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$118,471	$31,040
Accounts receivable, net	167,190	207,815
Deferred subscription costs	35,682	35,948
Deferred income taxes	28,317	28,801
Other	15,885	14,213
Total current assets	365,545	317,817
Non-current assets:
Property and equipment, net	68,910	59,578
Equity investments in joint venture	—	56,139
Intangible assets, net	294,761	285,902
Goodwill, net	828,375	705,077
Prepaid pension asset	11,533	8,768
Other	3,082	2,899
Total non-current assets	1,206,661	1,118,363
Total assets	$1,572,206	$1,436,180
Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$77,274	$96,020
Accounts payable	20,002	35,084
Accrued compensation	30,500	39,083
Accrued royalties	13,925	24,769
Other accrued expenses	42,746	58,831
Income tax payable	4,200	3,994
Deferred subscription revenue	309,750	288,145
Total current liabilities	498,397	545,926
Long-term debt	—	—
Accrued pension liability	7,066	6,778
Accrued post-retirement benefits	6,577	8,852
Deferred income taxes	76,497	65,749
Other liabilities	11,714	7,820
Commitments and contingencies
Stockholders’ equity:
Class A common stock, $0.01 par value per share, 80,000,000 shares authorized, 64,745,908 and 64,090,207 shares issued and 63,247,630 and 62,802,179 shares outstanding at August 31, 2009 and November 30, 2008, respectively	647	641
Additional paid-in capital	459,821	408,007
Treasury stock, at cost; 1,498,278 and 1,288,028 shares at August 31, 2009 and November 30, 2008, respectively	(74,154)	(64,632)
Retained earnings	677,983	584,219
Accumulated other comprehensive loss	(92,342)	(127,180)
Total stockholders’ equity	971,955	801,055
Total liabilities and stockholders’ equity	$1,572,206	$1,436,180

IHS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share amounts)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2009	2008	2009	2008
	(Unaudited)
Revenue:
Products	$213,505	$182,032	$618,533	$524,317
Services	25,980	25,402	91,639	89,087
Total revenue	239,485	207,434	710,172	613,404
Operating expenses:
Cost of revenue:
Products	87,078	74,700	251,771	216,502
Services	14,670	16,641	50,808	57,179
Total cost of revenue (includes stock-based compensation expense of $450 ; $391; $1,910 and $1,078 for the three and nine months ended August 31, 2009 and 2008, respectively)	101,748	91,341	302,579	273,681
Selling, general and administrative (includes stock-based compensation expense of $12,371; $9,961; $42,352 and $32,352 for the three and nine months ended August 31, 2009 and 2008, respectively)	79,369	73,036	248,423	217,845
Depreciation and amortization	12,771	9,675	36,031	28,181
Restructuring charge (credit)	—	12,479	(416)	12,479
Gain on sales of assets, net	—	—	—	(119)
Net periodic pension and post-retirement benefits	(679)	(1,082)	(2,057)	(3,261)
Other expense (income), net	60	(2,106)	(409)	(3,242)
Total operating expenses	193,269	183,343	584,151	525,564
Operating income	46,216	24,091	126,021	87,840
Interest income	219	754	782	2,668
Interest expense	(416)	(363)	(1,677)	(1,342)
Non-operating (loss) income, net	(197)	391	(895)	1,326
Income from continuing operations before income taxes, income from equity investments and minority interests	46,019	24,482	125,126	89,166
Provision for income taxes	(11,313)	(4,585)	(29,218)	(25,609)
Income from continuing operations before income from equity investments and minority interests	34,706	19,897	95,908	63,557
Income from equity investments	—	1,169	—	2,213
Minority interests	—	(42)	(2,144)	(57)
Net income	$34,706	$21,024	$93,764	$65,713
Net income per share:
Basic (Class A common stock for 2009; Class A and Class B common stock for 2008*)	$0.55	$0.34	$1.49	$1.06
Diluted (Class A common stock for 2009; Class A and Class B common stock for 2008*)	$0.54	$0.33	$1.47	$1.04
Weighted average shares:
Basic (Class A common stock for 2009; Class A and Class B common stock for 2008*)	63,160	61,892	62,998	62,028
Diluted (Class A common stock for 2009; Class A and Class B common stock for 2008*)	64,024	62,770	63,837	62,947

*Note that in September 2008, the holder of the Class B common stock elected to convert these shares one-for-one to Class A common stock, after which no shares of Class B common stock were outstanding.

IHS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended August 31,
	2009	2008
	(Unaudited)
Operating activities
Net income	$93,764	$65,713
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	36,031	28,181
Stock-based compensation expense	44,262	33,430
Gain on sales of assets, net	—	(119)
Impairment of assets	—	323
Excess tax benefit from stock-based compensation	(9,796)	(1,509)
Distributions from equity-method investment	—	2,603
Non-cash net periodic pension and post-retirement benefits	(3,004)	(4,685)
Undistributed earnings of equity-method investments, net	(17)	(2,213)
Minority interests	497	57
Deferred income taxes	11,380	2,082
Change in assets and liabilities:
Accounts receivable, net	50,793	24,555
Other current assets	1,541	(2,881)
Accounts payable	(18,196)	(15,437)
Accrued expenses	(36,036)	(16,503)
Income taxes	(1,308)	(2,615)
Deferred subscription revenue	2,038	26,501
Other liabilities	750	617
Net cash provided by operating activities	172,699	138,100
Investing activities
Capital expenditures on property and equipment	(17,872)	(8,155)
Acquisitions of businesses, net of cash acquired	(62,985)	(130,878)
Intangible assets acquired	—	(4,000)
Change in other assets	818	(5,721)
Settlements of forward contracts	952	—
Sales and maturities of investments	—	10,500
Proceeds from sales of assets	—	140
Net cash used in investing activities	(79,087)	(138,114)
Financing activities
Proceeds from borrowings	94,000	50,000
Repayment of borrowings	(113,266)	(53,099)
Excess tax benefit from stock-based compensation	9,796	1,509
Proceeds from the exercise of employee stock options	2,044	—
Repurchases of common stock	(9,522)	(56,886)
Net cash used in financing activities	(16,948)	(58,476)
Foreign exchange impact on cash balance	10,767	(2,515)
Net increase (decrease) in cash and cash equivalents	87,431	(61,005)
Cash and cash equivalents at the beginning of the period	31,040	148,484
Cash and cash equivalents at the end of the period	$118,471	$87,479

IHS INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO

MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(In thousands)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2009	2008	2009	2008
	(Unaudited)

Net income	$34,706	$21,024	$93,764	$65,713
Interest income	(219)	(754)	(782)	(2,668)
Interest expense	416	363	1,677	1,342
Provision for income taxes	11,313	4,585	29,218	25,609
Depreciation and amortization	12,771	9,675	36,031	28,181
EBITDA	58,987	34,893	159,908	118,177
Stock-based compensation expense	12,821	10,352	44,262	33,430
Restructuring charge (credit)	—	12,479	(416)	12,479
Gain on sales of assets, net	—	—	—	(119)
Non-cash net periodic pension and post-retirement benefits	(1,002)	(1,563)	(3,004)	(4,685)
Income from equity investment (a)	—	(1,169)	—	(2,213)
50% of Lloyd’s Register-Fairplay’s adjusted EBITDA (a)	—	2,167	—	4,189
Adjusted EBITDA	$70,806	$57,159	$200,750	$161,258

(a) Note: We acquired a 50% interest in Lloyd’s Register-Fairplay on March 3, 2008. From that point on for the remainder of 2008, Lloyd’s Register-Fairplay was accounted for using the equity method of accounting. We acquired a controlling interest in Lloyd’s Register-Fairplay during the first quarter of 2009. Consequently, beginning in the first quarter of 2009, we consolidated Lloyd’s Register-Fairplay; therefore, adjustments are not needed in 2009 because Lloyd’s Register-Fairplay’s results are already included in the consolidated 2009 results. We acquired the remaining interest of Lloyd’s Register-Fairplay that we did not previously own in the third quarter of 2009.

IHS INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO

MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(In thousands)

	Three Months Ended August 31,
	2009	2008
	(Unaudited)

Americas	$147,682	$128,936
EMEA	72,606	64,665
APAC	19,197	13,833
Shared Services	—	—
Revenue	$239,485	$207,434

Americas	$48,539	$37,160
EMEA	14,352	6,301
APAC	6,261	4,167
Shared Services	(22,936)	(23,537)
Operating income	$46,216	$24,091

	Three Months Ended August 31, 2009
	Americas	EMEA	APAC	Shared Services	Total
	(Unaudited)

Operating income	$48,539	$14,352	$6,261	$(22,936)	$46,216
Adjustments:
Stock-based compensation expense	—	—	—	12,821	12,821
Depreciation and amortization	7,755	4,461	27	528	12,771
Restructuring charge (credit)	—	—	—	—	—
Non-cash net periodic pension and post-retirement benefits	—	—	—	(1,002)	(1,002)
Adjusted EBITDA	$56,294	$18,813	$6,288	$(10,589)	$70,806

	Three Months Ended August 31, 2008
	Americas	EMEA	APAC	Shared Services	Total
	(Unaudited)

Operating income	$37,160	$6,301	$4,167	$(23,537)	$24,091
Adjustments:
Stock-based compensation expense	—	—	—	10,352	10,352
Depreciation and amortization	5,502	3,321	29	823	9,675
Restructuring charge	5,747	6,323	24	385	12,479
Non-cash net periodic pension and post-retirement benefits	—	—	—	(1,563)	(1,563)
Minority interest	—	(42)	—	—	(42)
50% of Lloyd’s Register-Fairplay’s adjusted EBITDA	—	2,167	—	—	2,167
Adjusted EBITDA	$48,409	$18,070	$4,220	$(13,540)	$57,159

IHS INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(In thousands)

	Nine Months Ended August 31,
	2009	2008
	(Unaudited)

Americas	$444,668	$376,328
EMEA	209,056	195,022
APAC	56,448	42,054
Shared Services	—	—
Revenue	$710,172	$613,404

Americas	$140,223	$115,164
EMEA	40,909	28,705
APAC	17,771	11,927
Shared Services	(72,882)	(67,956)
Operating income	$126,021	$87,840

	Nine Months Ended August 31, 2009
	Americas	EMEA	APAC	Shared Services	Total
	(Unaudited)

Operating income	$140,223	$40,909	$17,771	$(72,882)	$126,021
Adjustments:
Stock-based compensation expense	—	—	—	44,262	44,262
Depreciation and amortization	23,161	10,956	78	1,836	36,031
Restructuring credit	(57)	(111)	—	(248)	(416)
Non-cash net periodic pension and post-retirement benefits	—	—	—	(3,004)	(3,004)
Minority interest	—	(2,144)	—	—	(2,144)
Adjusted EBITDA	$163,327	$49,610	$17,849	$(30,036)	$200,750

	Nine Months Ended August 31, 2008
	Americas	EMEA	APAC	Shared Services	Total
	(Unaudited)

Operating income	$115,164	$28,705	$11,927	$(67,956)	$87,840
Adjustments:
Stock-based compensation expense	—	—	—	33,430	33,430
Depreciation and amortization	15,780	10,008	101	2,292	28,181
Restructuring charge	5,747	6,323	24	385	12,479
Gain on sales of assets, net	—	(119)	—	—	(119)
Non-cash net periodic pension and post-retirement benefits	—	—	—	(4,685)	(4,685)
Minority interest	—	(57)	—	—	(57)
50% of Lloyd’s Register-Fairplay’s adjusted EBITDA	—	4,189	—	—	4,189
Adjusted EBITDA	$136,691	$49,049	$12,052	$(36,534)	$161,258

IHS INC.

SUPPLEMENTAL INFORMATION

(In thousands, except per-share amounts)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2009	2008	2009	2008
	(Unaudited)

Net cash provided by operating activities	$56,420	$43,127	$172,699	$138,100
Capital expenditures on property and equipment	(8,744)	(2,804)	(17,872)	(8,155)
Free cash flow	$47,676	$40,323	$154,827	$129,945

	Three Months Ended August 31,
	2009		2008
	Pre-tax	After tax	Pre-tax	After tax
	(Unaudited)

Stock-based compensation expense	$12,821	$8,079	$10,352	$6,522
Restructuring charge	$—	$—	$12,479	$8,698
Non-cash net periodic pension and post-retirement benefits	$(1,002)	$(620)	$(1,563)	$(969)

	Nine Months Ended August 31,
	2009		2008
	Pre-tax	After tax	Pre-tax	After tax
	(Unaudited)

Stock-based compensation expense	$44,262	$27,887	$33,430	$21,061
Restructuring charge	$(416)	$(276)	$12,479	$8,698
Gain on sale of assets, net	$—	$—	$(119)	$(74)
Non-cash net periodic pension and post-retirement benefits	$(3,004)	$(1,861)	$(4,685)	$(2,905)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2009	2008	2009	2008
	(Unaudited)

Earnings per diluted share	$0.54	$0.33	$1.47	$1.04
Stock-based compensation expense	0.13	0.10	0.44	0.33
Restructuring charge	—	0.14	—	0.14
Gain on sale of assets, net	—	—	—	—
Non-cash net periodic pension and post-retirement benefits	(0.01)	(0.02)	(0.03)	(0.05)
Adjusted earnings per diluted share	$0.66	$0.56	$1.87	$1.47

Note: amounts may not sum due to rounding.